INVESTORS: Allan Kells	Exhibit 99.1
(816) 201-2445 akells@cerner.com

MEDIA: Tracy Richardson
(816) 201-5042 tracy.richardson@cerner.com

Cerner’s Internet Home Page: http://www.cerner.com

Cerner Delivers Strong Revenue and Earnings Growth
New business bookings an all-time record

KANSAS CITY, Mo. —July 21, 2005—Cerner Corp. (NASDAQ: CERN) today announced results for the 2005 second quarter ended July 2, 2005, delivering record levels of new business bookings and strong earnings and cash flow. New business bookings revenue in the second quarter was $284.4 million, which is up 18 percent over the second quarter of 2004 and an all-time record. Second quarter 2005 revenues increased 22 percent to $277.8 million compared to $228.4 million in the year-ago quarter.

Second quarter 2005 net earnings were $19.8 million, and diluted earnings per share were $0.51, or 34 percent higher than the second quarter of 2004. Analysts’ consensus estimate for first quarter 2005 diluted earnings per share was $0.49.

During the second quarter, the National Health Service (NHS) in England announced that, subject to contract, Cerner would replace the previous software provider as the subcontractor for Fujitsu Services Ltd. to automate clinical processes and digitize medical records in the Southern Cluster of England, one of five NHS regions. Cerner and Fujitsu subsequently signed a binding memorandum of understanding and expect to sign a contract in the third quarter of 2005. Cerner’s second quarter bookings do not include any contribution from this agreement.

Other Second Quarter Highlights:

•	Near-record cash collections of $277.6 million and strong operating cash flow of $44.3 million.

•	Days sales outstanding of 98 days compared to 99 days in the first quarter of 2005 and 103 days in the year-ago quarter.

•	Operating margin of 12.3 percent, which is 100 basis points higher than the second quarter of 2004.

Cerner Delivers Strong Revenue and Earnings Growth	2

•	Total revenue backlog of $1.72 billion, up 23 percent over the year-ago quarter. This is comprised of $1.34 billion of contract backlog and $380.0 million of support and maintenance backlog.

•	347 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 4,300 Cerner Millennium solutions at nearly 860 client facilities worldwide.

“I am very pleased with our second quarter results, which included strong performance in our domestic business that was bolstered by a record quarter in our global business,” said Neal Patterson, Cerner’s co-founder, chairman and chief executive officer. “We again produced strong revenue growth while expanding our operating margins and generating strong cash flow.”

“The outlook for the healthcare information technology (HIT) industry remains strong,” added Patterson. “With at least 18 legislative measures containing HIT provisions introduced in Congress this year, it is clear our government recognizes the fact that healthcare information technology has the potential to save thousands of lives and billions of dollars in annual healthcare costs. Cerner is uniquely positioned to capitalize on widespread global HIT adoption because of our unified architecture and depth and breadth of solutions and services, which span across physician offices, hospitals, clinics, laboratories, pharmacies, and consumers’ homes.”

Future Period Guidance

The Company expects revenue in the third quarter of 2005 to be approximately $285 million to $290 million. Cerner expects diluted earnings per share in the third quarter to be between $0.54 and $0.55, which is more than 20 percent higher than the third quarter of 2004. Cerner expects new business bookings in the third quarter to be between $245 and $260 million before inclusion of any potential bookings related to finalizing a contract with Fujitsu as a subcontractor in the Southern Cluster.

For the year 2005, the Company expects earnings per share between $2.13 and $2.16, which is up from the prior range of $2.10 to $2.14. 2005 earnings per share guidance does not include the $0.10 charge for the first quarter 2005 write-off of acquired in-process research and development. Cerner expects 2005 revenue to be between $1.12 billion and $1.14 billion, which is up from the prior range of $1.09 billion and $1.11 billion.

Earnings Conference Call

Cerner Delivers Strong Revenue and Earnings Growth	3

Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CDT on July 21, 2005. The dial-in number for the call is (617) 786-4513 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 89268441). The rebroadcast of the call will be available from approximately 6:00 p.m. CDT, July 21, through 6:00 p.m. CDT, July 24.

An audio Webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “outlook”, “positioned”, “expects”, “to be” “guidance” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, government regulations, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operations, the recruitment and retention of key personnel, risks related to doing business with third party suppliers, and the potential inconsistencies in sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

# # #

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 2, 2005	July 2, 2005 (1)	July 3, 2004	July 3, 2004 (2)

Revenue
System sales	$105,200	205,142	84,853	169,365
Support, maintenance and services	164,251	320,252	133,949	261,018
Reimbursed travel	8,364	14,955	9,588	16,734

Total revenue	277,815	540,349	228,390	447,117

Margin
System sales	64,138	128,046	56,009	113,788
Support and maintenance	154,076	297,294	121,817	236,092

Total margin	218,214	425,340	177,826	349,880

Operating expenses
Sales and client service	114,291	225,131	94,232	187,074
Software development	48,702	98,031	42,769	85,323
General and administrative	21,013	38,935	14,919	29,064
Write-off of in process research and development	—	6,382	—	—

Total operating expenses	184,006	368,479	151,920	301,461

Operating earnings	34,208	56,861	25,906	48,419

Interest income	834	1,718	438	880
Interest expense	(2,200)	(4,826)	(2,230)	(4,787)
Other income	47	77	(174)	2,840

Non-operating expense, net	(1,319)	(3,031)	(1,966)	(1,067)

Earnings before income taxes	32,889	53,830	23,940	47,352
Income taxes	(13,086)	(21,507)	(9,626)	(18,909)

Net earnings	$19,803	32,323	14,314	28,443

Basic earnings per share	$0.53	0.87	0.40	0.79

Basic weighted average shares outstanding	37,157	36,947	36,044	35,799

Diluted earnings per share	$0.51	0.84	0.38	0.76

Diluted weighted average shares outstanding	38,986	38,673	37,510	37,306

Note 1:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.10 for 2005.

Note 2:	Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 2, 2005	July 2, 2005	July 3, 2004	July 3, 2004

Revenue
System sales	$105,200	205,142	84,853	169,365
Support, maintenance and services	164,251	320,252	133,949	261,018
Reimbursed travel	8,364	14,955	9,588	16,734

Total revenue	277,815	540,349	228,390	447,117

Margin
System sales	64,138	128,046	56,009	113,788
Support and maintenance	154,076	297,294	121,817	236,092

Total margin	218,214	425,340	177,826	349,880

Operating expenses
Sales and client service	114,291	225,131	94,232	187,074
Software development	48,702	98,031	42,769	85,323
General and administrative	21,013	38,935	14,919	29,064

Total operating expenses	184,006	362,097	151,920	301,461

Operating earnings	34,208	63,243	25,906	48,419

Interest income	834	1,718	438	880
Interest expense	(2,200)	(4,826)	(2,230)	(4,787)
Other income	47	77	(174)	(183)

Non-operating expense, net	(1,319)	(3,031)	(1,966)	(4,090)

Earnings before income taxes	32,889	60,212	23,940	44,329
Income taxes	(13,086)	(23,948)	(9,626)	(17,712)

Net earnings	$19,803	36,264	14,314	26,617

Basic earnings per share	$0.53	0.98	0.40	0.74

Basic weighted average shares outstanding	37,157	36,947	36,044	35,799

Diluted earnings per share	$0.51	0.94	0.38	0.71

Diluted weighted average shares outstanding	38,986	38,673	37,510	37,306

RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	July 2, 2005	July 2, 2005	July 3, 2004	July 3, 2004

Non-GAAP net income	$19,803	36,264	14,314	26,617
Write off of acquired in process research and development	—	(6,382)	—	—
Income tax effect	—	2,441	—	—
Gain on sale of Zynx	—	—	—	3,023
Income tax effect	—	—	—	(1,197)

GAAP net income	$19,803	32,323	14,314	28,443

Basic earnings per share	$0.53	0.87	0.40	0.79

Basic weighted average shares outstanding	37,157	36,947	36,044	35,799

Diluted earnings per share	$0.51	0.84	0.38	0.76

Diluted weighted average shares outstanding	38,986	38,673	37,510	37,306

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	July 2,	January 1,
(In thousands)	2005	2005
Assets

Cash and cash equivalents	$132,335	189,784
Receivables, net	299,673	282,199
Inventory	11,102	7,373
Prepaid expenses and other	37,401	30,117

Total current assets	480,511	509,473

Property and equipment, net	258,909	230,440
Software development costs, net	165,635	157,765
Goodwill, net	110,375	54,600
Intangible assets, net	60,645	22,690
Other assets	7,707	7,297

Total assets	$1,083,782	982,265

Liabilities

Accounts payable	$49,999	37,008
Current installments of long-term debt	21,879	21,908
Note payable to bank	40,000	—
Deferred revenue	76,766	77,445
Deferred income taxes	8,383	430
Accrued payroll and tax withholdings	54,518	55,819
Other accrued expenses	17,331	6,634

Total current liabilities	268,876	199,244

Long-term debt	91,043	108,804
Deferred income taxes	71,852	69,863
Deferred revenue	6,006	5,703

Total liabilities	437,777	383,614

Minority owners’ equity interest in subsidiary	1,286	1,166

Stockholders’ Equity

Common stock	389	381
Additional paid-in capital	288,808	271,116
Retained earnings	376,335	344,011
Treasury stock, at cost (1,502,999 shares in 2005 and 2004)	(26,793)	(26,793)
Foreign currency translation adjustment	5,980	8,770

Total stockholders’ equity	644,719	597,485

Total liabilities and equity	$1,083,782	982,265